EXHIBIT 10.17


         CONFIDENTIAL INFORMATION OMMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                         ASTERISKS DENOTE SUCH OMISSION


                  AMENDMENT TO ADVISORY AGREEMENT AND WARRANTS

         This Amendment to Advisory Agreement and Warrants (this "AMENDMENT") dated November 6, 1997 (the "EFFECTIVE DATE"), among SPORTSLINE USA, INC., a Delaware corporation ("SPORTSLINE"), MICHAEL JORDAN ("Jordan"), and FAME, INC. ("FAME")

                                    RECITALS

         A. The parties have entered into a letter agreement dated as of June 20, 1997, which letter agreement was superseded in its entirety by that certain Advisory Agreement dated as of June 20, 1997 (the "ADVISORY AGREEMENT").

         B. Pursuant to the Advisory Agreement, SportsLine granted to Jordan warrants to purchase up to four hundred thousand (400,000) shares of SportsLine's common stock, $.01 par Value ("Common Stock"), at an exercise price of ***** per share, which warrants are evidenced by a warrant certtificate dated as of June 20, 1997 (the "WARRANTS").

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. RECITALS. The Recitals set forth above are incorporated herein by reference.

         2. PROCEEDS FROM SALE OF STOCK BY JORDAN.

         (a) The parties acknowledge and agree that, as provided in the Warrants, ***** of the Warrants will vest and become exercisable on each of the ***** anniversaries of the date the Warrants were granted (each, an "Anniversary Date"). If, during the one (1) year period immediately following each Anniversary Date (each, "Guarantee Period"),:

                  (i) Jordan exercises any of the Warrants that first become vested and exercisable on such Annivesary Date;

                   (ii) Jordan sells any of the shares of Common Stock purchased by Jordan upon exercise of the Warrants that vested and became exercisable on such Anniversary Date ("WARRANT STOCK"); and

                  (iii) the price per share that is realized by Jordan upon the sale of such Warrant Stock is less than eleven and 50/100 dollars ($11.50) (the "Guarantee Price"), then

SportsLine agrees to pay to Jordan, in accordance with Section 3(b) hereof, an amount equal to the dfference between (x) the Guaranteed Price times the number of shares of Warrant Stock sold by Jordan at a price less than the Guaranteed Price during the applicable Guarantee Period minus (y) the Sales Proceeds (as hereinafter defined) received by Jordan with respect to such shares of Warrant Stock during such Guarantee Period.

         (b) For purposes of this Amendment, the term "SALES PROCEEDS" shall be equal to the sum of: (i} for any open market transactions, the aggregate sales proceeds received by Jordan, less customary brokerage commissions actually paid in respect of such sales, plus (ii) for any transaction other than a sale oovered by (i) above, such as a merger, consolidation or similar business combination transaction, the aggregate cash proceeds


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plus the fair market value of any non-cash proceeds (as determined by
SportsLine's Board of Directors in good faith) received by Jordan as a result of such transaction, plus (iii) the amount of any dividends received by Jordan with respect to the Warrant Stock. Except in the case of a merger, consolidation or similar business combination transaction, all sales of the Warant Stock by Jordan shall be made in open markcet transactions on the Nasdaq National Market or such other exchange or exchanges on which the Common Stock may at such time be traded.

         (c) If Jordan is able during a Guarantee Period to sell any of the shares of Warrant Stock purchased or purchasable upon exercise of the Warrants at a price per share equal to or above the Guaranteed Price (which the parties hereto agree shall offer if the closing sales price per share of the Common Stock in the open market equals or exceeds the Guaranteed Price on any trading day during such Guarantee Period then for purposes of this Section 2, Jordan shall solely for purposes of this Agreement, be deemed to have sold during such Guarantee Period at the Guaranteed Price all Warrant Stock (whether or not the Warrants have been exercised) that have not previously been sold or deemed to be sold by Jordan, regardless of whether such Warrant Stock is actually sold by Jordan during the Guarantee Period.

         (d) To the extent Jordan sells during any Guaranteed Price any Warrant Stock at a price above the Guaranteed Price but less than the Termination Price, SportsLine shall receive a credit against the amount payable to Jordan hereunder in an amount equal to the excess of (i) the Sale Proceeds realized by Jordan with respect to such Warrant Stock over (ii) the amount that would have been received by Jordan had such Warrant Stock been sold at the Guaranteed Price; and, to the extent such credit is in excess of the amount payable by SportsLine to Jordan for the applicable Guarantee Period, the excess amount thereof shall be carried over and credited against SportsLine's obligations hereunder for the next Guarantee Period(s), until the full amount of such credit has been exhausted. To the extent that upon termination of this Amendment the sum of the aggregate Sales Proceeds received by Jordan plus the aggregate amount of payments made by SportsLine hereunder exceeds three million dollars ($3,000,000) (the "Excess Amount"), Jordan shall refund to SportsLine within thirty (30) days after such termination an amount equal to the less of (i) the Excess Amount and
(ii) the aggregate amount of payments made by SportsLine hereunder.

         (e) Jordan shall use reasonable best efforts to maximize the Sale Proceeds with repect to the Warrant Stock at an amount no greater than the Termination Price as defined in Section 5, below. In addition, within twenty
(20) days after SportsLine's request, Jordan shall sell all shares of Warrant Stock purchased or purchasable upon exercise of the Warrants that first vested and became exercisable during the then current Guarantee Period at the best price then obtainable, but in no event at a price equal or greater than the Termination Price (as defined in Section 5, below); and, if Jordan does not sell all of such shares during such twenty (20) day period (other than as a result of his inability to sell such shares due to securities law restrictions or market limitations), SportsLine shall be relieved of its obligations under this Section 2 with respect to any unsold shares.

         (f) Notwithstanding anything herein to the contrary, the maximum amoung payable by SportsLine hereunder shall be (i) in respect of Warrant Stock that first vests, becomes exercisable and is purchased and sold during any Guarantee Period, six hundred thousand dollars ($600,000), and (ii) in respect of all of the Warrant Stock, three million dollars ($3,000,000). In no event shall SportsLine be obligated to Jordan hereunder with

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respect to any Warrants that are not exercised within the applicable Guarantee
Period (or in respect of the Warrant Stock issuable upon exercise thereof).

                             3. REPORTS; PAYMENTS.

         (a) Jordan shall provide SportsLine written notice of any sales of Warrant Stock within two (2) business days after each such sale, which notice shall state the number of shares sold and the Sales Proceeds received by Jordan upon each such sale. In addition, within ten (10) business days after the end of each Guarantee Period, Jordan shall provide SportsLine a written report of all sales of Warrant Stock made during such Guarantee Period, which report shall include copies of brokers' confirmations or other evidence verifying the details of such sales (each, an "ANNUAL REPORT").

         (b) Within thirty (30) days after SportsLine's receipt of an Annual Report, SportsLine shall pay Jordan any amounts due under Section 2 hereof with respect to the Guarantee Period covered by such Annual Report. At SportsLine's option, any amount payable hereunder may be paid (i) in cash, or (ii) by delivery of shares of Common Stock having a fair market value (determined as of the date such Common Stock is received by Jordan hereunder and subject to the terms hereof on the basis of the average of the last reported bid and ask prices per share on the Nasdaq National Market or such other exchange or exchanges on which the Common Stock may at such time be traded) equal to the amount due by SportsLine hereunder, provided that such shares of Common Stock, upon issuance by SportsLine, shall be fully registered and may be immediately resold by Jordan without any restrictions.

         (c) All payments (whether in cash or Common Stock) made pursuant to the terms hereof shall be applied as an Offset (as defined in the Advisory Agreement) for purposes of Exhibit "C," paragraph 6(a)(i) of the Advisory Agreementin addition to clauses (A)-(C) thereof.

         4. ADJUSTMENTS TO GUARANTEE PRICE AND TERMINATION PRICE Jordan and FAME each acknowledge that SportsLine has informed them that, in connection with its planned initial public offering, SportsLine intends to effect a 1-for-2.5 reverse stock split of its outstanding common stock (the "STOCK SPLIT"). Following the occurrence of the Stock Split, or if SportsLine shall otherwise at any time hereafter combine the outstanding shares of its common stock (by means of a recapitalization, reclassification, reverse stock split or other combination) (each, a "COMBINATION") or subdivide the outstanding shares of its common stock (by means of a recapitalization, reclassification, stock dividend or other distribution of shares of common stock) (each a "SUBDIVISION"), (a) the Guaranteed Price and the Termination Price (as defined in Section 5, below) shall be proportionately increased (in the case of a Combination) or decreased (in the case of a Subdivision), effective on the effective day of any such Combination or Subdivision, and (b) the number of shares of Common Stock subject to the Warrants and the exercise price per share will be adjusted in accordance with the terms of the Warrants.

         5. TERMINATION. The provisions of this Amendment, and SportsLine's obligations hereunder, shall terminate and be of no further force and effect, on the earlier to occur of (i) the first date after June 20, 1998 that the closing sales price per share of the Common Stock in the open market equals or exceeds twelve dollars ($12.00) (the "Termination Price"), (ii) the date SportsLine has paid Jordan all amounts due under Section 2 hereof, or (iii) the date Jordan terminates the Advisory Agreement (other than as a result of a default by SportsLine thereunder).

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         6. ADDITIONAL CONSIDERATION TO SPORTSLINE. In consideration for
SportsLine's obligations hereunder, and in addition to all other obligations of Jordan pursuant to the Advisory Agreement, Jordan agrees to the following: (a) EXCLUSIVE WEB MERCHANDISE: Jordan agrees to use best efforts to facilitate a relationship between SportsLine and The Upper Deck Company, with whom Jordan has an existing exclusive endorsement and licensing agreement, that will ensure that SportsLine has access to a line of custom-designed products, including but not limited to items in connection with Jordan's retirement from the NBA (subject to any rights granted offline to the NBA), for the exclusive use and sale by SortsLine through the Jordan Web Site. Jordan further agrees and adknowledges that in the event The Upper Deck Company agrees to develop such a custom-designed product line exclusively for SportsLine, Jordan will consent to such product line; (b) JORDAN WEB SITE/MICROSOFT SPONSORSHIP AGREEMENT:
Notwithstanding anything to the contrary contained in the Advisory Agreement, Jordan hereby gives his consent to SportsLine's sponsorship agreement with Microsoft in connection with the Jordan Web Site.

         7. CONFLICTS. Except as modified by this Agreement, all of the terms and conditions of the Advisory Agreement and the Warrants shall remain in full force and effect and are incorporated herein by reference, except as expressly provided herein to the contrary. To the extent there exists a conflict between the Advisory Agreement, the Warrant Agreement and this Amendment, this Amendment shall control.

WITNESS the following duly authorized signatures as of the date first written above:


SportsLine USA, INC.


By:/s/ MICHAEL LEVY             Date: November 7, 1997
   ----------------------            ------------------------
Name:  Michael Levy
Title: President


/s/ MICHAEL JORDAN              Date: November 7, 1997
-------------------------            ------------------------
Michael Jordan (By David Falk,
as Attorney-in-fact)


By: /s/ CURTIS POLK             Date: November 7, 1997
   ----------------------            ------------------------
Name: Curtis Polk
Title:


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